Exhibit 23.5

Consent of Independent Consultant

We consent to the reference to our firm under the caption “Experts” in this Registration Statement on Form F-3 and related Prospectus Supplement of CNOOC Limited for the registration of debt securities and guarantees and to the incorporation by reference therein of our report included in its Annual Report on Form 20-F for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

McDANIEL & ASSOCIATES CONSULTANTS LTD.

By:	/s/ Phil A. Welch, P. Eng.
Name:	Phil A. Welch, P. Eng.
Title:	President & Managing Director

McDaniel & Associates Consultants Ltd.

2200, Bow Valley Square 3,

255 - 5 Avenue S.W. Calgary, Alberta,

T2P 3G6 Canada

April 9, 2018